Exhibit 10.19

DEED OF INDEMNITY

THIS DEED OF INDEMNITY is made the [●] day of [●] 2018

BETWEEN

(1)	CUSHMAN & WAKEFIELD PLC, a public limited company registered in England and Wales with company number 11414195 whose registered office is at 125 Old Broad Street, London, United Kingdom, EC2N 1AR (the “Company”); and

(2)	[Name of Director] (the “Director”).

NOW THIS DEED WITNESSETH as follows:

1.	CONDITIONALITY

Clauses 2 to 13 of this Deed (inclusive) are conditional upon and shall be effective as from an underwritten public offering of shares in the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of any securities of the Company on a U.S. exchange including, without limitation, the New York Stock Exchange (the “IPO”, the effective date of the IPO being the “Effective Date”). In the instance that the IPO does not take place on or before [●], this Deed will automatically terminate without liability to the parties.

2.	GENERAL INDEMNITY

Subject to Clauses 1, 3, 7 and 8 of this Deed, the Company shall, to the fullest extent permitted by law and without prejudice to any other indemnity to which the Director may otherwise be entitled, indemnify and hold the Director harmless in respect of all claims, actions and proceedings, whether civil, criminal or regulatory, arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of the Director’s powers, duties or responsibilities as a director or officer of the Company or any of its subsidiaries (as defined in section 1159 and Schedule 6 of the Act) for the time being (together referred to in this Deed as “Group Companies”), including, without limitation, any claims, actions and proceedings related to the Director’s appointment to any committees of the board of directors of any Group Company (“Claims”), and any losses, damages, penalties, liabilities, compensation or other awards arising in connection with any such Claims (“Losses”) arising at any time since the Director’s appointment as a director of the Company, whether instigated, imposed or incurred under the laws of England and Wales or the law of any other jurisdiction, subject to the remaining provisions of this Deed. In this Deed, the “Act” means the Companies Act 2006 including any modification or re-enactment of it for the time being in force.

3.	EXCLUSIONS FROM GENERAL INDEMNITY

The indemnity in Clause 2 of this Deed shall be deemed not to provide for, or entitle the Director to, any indemnification that would cause this Deed, or any part of it, to be treated as void under the Act and, in particular, to the extent the liability attaches to the

Director in connection with any negligence, default, breach of duty or breach of trust in relation to a Group Company of which he is a director, shall not provide directly or indirectly (to any extent) any indemnity against:

(a)	any liability incurred by the Director to the Company or any Associated Company (as defined in section 256 of the Act); or

(b)	any liability incurred by the Director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising);

(c)	any liability incurred by the Director:

(i)	in defending any criminal proceedings in which he is convicted; or

(ii)	in defending any civil proceedings brought by the Company, or an Associated Company, in which judgment is given against him; or

(iii)	in connection with any application under section 661(3) or section 661(4) or section 1157 of the Act in which the court refuses to grant him relief,

where, in any such case, any such conviction, judgment or refusal of relief has become final; or

(d)	any liability relating to any taxation or national insurance payable by the Director in connection with his remuneration or other payments or benefits received from the Company or any Group Company; or

(e)	the extent that the Director is entitled to recover from any other person (including under any policy of insurance) any amount in relation to a Claim, unless such amount is contingent on the Director having first exhausted his rights to indemnification in respect of the relevant liability under this Deed.

Reference in this Clause 3 to a conviction, judgment or refusal of relief becoming ‘final’ shall be construed in accordance with section 234(5) of the Act.

4.	INDEMNITY FOR COSTS, CHARGES AND EXPENSES

Without prejudice to the generality of and in addition to the indemnity set out in Clause 2 of this Deed, but subject to Clauses 1 and 7 of this Deed, the Company shall, to the fullest extent permitted by law, indemnify on an ‘as incurred’ basis against all legal and other costs, charges and expenses reasonably incurred:

(a)	in defending Claims including, without limitation, Claims brought by, or at the request of, the Company or any Associated Company;

(b)	in defending himself in any investigation into the affairs of the Company or any Group Company by any judicial, governmental, regulatory or other body or against any action proposed to be taken by any such authority; and

(c)	in connection with any application under section 661(3) or section 661(4) or section 1157 of the Act,

provided that, in accordance with section 234 of the Act, the Director agrees that the indemnity provided for in this Clause 4 shall not extend to any such legal and other costs, charges and expenses incurred by the Director:

(i)	in defending criminal proceedings in which he is convicted; or

(ii)	in defending civil proceedings brought by the company or an associated company in which judgment is given against him; or

(iii)	in connection with an application for relief which is refused,

and any monies paid by the Company in respect of the indemnity in this Clause 4 shall fall to be repaid not later than:

(A)	in the event of the Director being convicted in the proceedings, the date when the conviction becomes final; or

(B)	in the event of judgment being given against the Director in the proceedings, the date when the judgment becomes final; or

(C)	in the event of the Court refusing to grant the Director relief on the application, the date when the refusal of relief becomes final.

References in this Clause 4 to a conviction, judgment or refusal of relief being ‘final’ shall be construed in accordance with section 234(5) of the Act.

5.	INSURANCE

The Company shall use all reasonable endeavours to provide and maintain appropriate directors’ and officers’ liability insurance (including ensuring that premiums are properly paid) for the benefit of the Director during the period of the Director’s appointment and for a period of six years thereafter, to the extent that such insurance can be obtained at such cost and on such terms as the Board considers to be reasonable.

6.	NOTIFICATION

The Company shall only be liable to indemnify the Director in accordance with this Deed if the Director gives written notice to the Company upon receipt of any demand relating to any Claims (or circumstances which may reasonably be expected to give rise to a demand relating to Claims) giving full details and providing copies of all relevant correspondence, keeps the Company fully informed of the progress of any Claims, including providing all such information in relation to any Claims or Losses or any other costs, charges or expenses incurred as the Company may reasonably request, and takes all such action as the Company may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Claims.

7.	CONDUCT OF CLAIMS

7.1	Subject to the provisions of Clauses 7.2 to 7.4 (inclusive), to the fullest extent permitted by law, the Company shall be entitled (but shall not be obliged), at its own cost, and to the extent it so wishes, to take actions on behalf of the Director and to direct the conduct of the Director in the defence of any Claims.

7.2	Without prejudice to the generality of the foregoing Clause 7.1, and subject to the provisions of sub-clauses (a) and (b) of this Clause 7.2, the Company shall be entitled, at its own expense, to engage legal counsel (“Nominated Counsel”) to defend a Claim on behalf of a Director provided that:

(a)	the Director shall have the right to refuse the engagement of Nominated Counsel to defend the Claim on his behalf and to engage his own legal counsel (“Personal Counsel”) in defending a Claim; and

(b)	in the instance that the Director refuses the engagement of Nominated Counsel to defend the Claim on his behalf and instead elects to engage Personal Counsel:

(i)	all costs and expenses related to the engagement of Personal Counsel (“Personal Counsel Costs”) shall be paid by the director at his own expense; and

(ii)	the Company shall be under no obligation under any provision of this Deed to indemnify the Director in respect of Personal Counsel Costs unless:

(A)	the Director’s engagement of Personal Counsel has been authorized by the Company; or

(B)	the Director has reasonably determined that there may be a conflict of interest between the Director and the Company in the defence of a Claim,

in which case then the Director shall be entitled to engage Personal Counsel (but not more than one law firm plus, if applicable, local counsel in respect of any such Claim) and the Director shall be indemnified for costs incurred in connection therewith in accordance with the provisions of Clause 4.

7.3	In the instance that Nominated Counsel is engaged to defend the Claim on behalf of the Director:

(a)	the Company shall not be liable to the Director under this Deed or otherwise for any legal expenses subsequently directly incurred by the Director in connection with the Director’s defence of such Claim; and

(b)	the Director shall be liable to the Company for any amounts paid by the Company to Nominated Counsel:

(i)	in defending criminal proceedings in which the Director is convicted; or

(ii)	in defending civil proceedings brought by the company or an associated company in which judgment is given against him; or

(iii)	in connection with an application for relief which is refused, and any such amounts shall fall to be repaid not later than:

(iv)	in the event of the Director being convicted in the proceedings, the date when the conviction becomes final; or

(v)	in the event of judgment being given against the Director in the proceedings, the date when the judgment becomes final; or

(vi)	in the event of the Court refusing to grant the Director relief on the application, the date when the refusal of relief becomes final.

References in this Clause 7.3 to a conviction, judgment or refusal of relief being ‘final’ shall be construed in accordance with section 234(5) of the Act.

7.4	The Director shall not (irrespective of whether Nominated Counsel or Personal Counsel is engaged to defend the Claim on his behalf) without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed):

(a)	take any action that can be reasonably expected to have a material impact on the outcome of a Claim;

(b)	agree any compromise or settlement in relation to a Claim; or

(c)	make any payment in relation to a Claim.

8.	LIMITS ON OBLIGATION TO INDEMNIFY

8.1	If a company ceases to be a Group Company after the Effective Date, the Company shall only be liable to indemnify the Director in respect of liabilities in relation to that company which arose before the date on which that company ceased to be a Group Company.

8.2	The Director of any company which becomes a Group Company after the Effective Date shall be indemnified only in respect of liabilities arising after the date on which that company became a Group Company.

9.	TERM

This Deed shall become effective and shall be deemed delivered from the Effective Date (provided, for the avoidance of doubt, that the indemnity set out in Clause 1 of this Deed shall only cover Claims and Losses arising at any time since the Director’s appointment as a director of the Company or Group Company, as the case may be) and shall remain in force until such time as any relevant limitation periods for bringing Claims against the Director have expired, or for so long as the Director remains liable for any Losses.

10.	AMENDMENT

The Company can amend the terms of this Deed without the consent of the Director, on one month’s written notice to the Director. No such amendment shall affect the rights of any Director in respect of any Claims and Losses arising out of any act or omission of that Director before any such amendment is made.

11.	VALIDITY AND SEVERABILITY

If this Deed is finally judicially determined in a relevant jurisdiction to provide for, or entitle the Director to, indemnification against any Claims or Losses that would cause this Deed, or any part of it, to be treated as void under the laws of that jurisdiction, this Deed shall, insofar as it relates to such jurisdiction, be deemed not to provide for, or entitle the Director to, any such indemnification, and the Company shall instead indemnify the Director against any Claims or Losses to the fullest extent permitted by law in that jurisdiction.

12.	THIRD PARTY RIGHTS

A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

13.	GOVERNING LAW AND JURISDICTION

This Deed, including any non-contractual obligations arising out of or in connection with this Deed, shall be governed by, and interpreted in accordance with, the laws of England and Wales and each of the Company and the Director hereby submit for all purposes in connection with this Deed to the exclusive jurisdiction of the High Court of Justice in England and Wales.

IN WITNESS whereof this Deed has been executed the day and year first above written.

EXECUTED as a DELIVERED as	)
a DEED by CUSHMAN &	)
WAKEFIELD PLC	)
acting by a director in the presence of:

Director

Secretary

SIGNED as a DEED and	)
DELIVERED by [DIRECTOR]	)
in the presence of:	)

Signature of Witness

Name of Witness

Address